Exhibit 99.1

ABG Acquisition Corp. I Announces Redemption Price of its Publicly Held Class A Ordinary Shares

New York, February 24, 2023 – ABG Acquisition Corp. I (the “Company”) (Nasdaq: ABGI), a special purpose acquisition company, expects the redemption of its publicly held Class A ordinary shares, par value $0.0001 (the “Public Shares”), to occur on February 28, 2023. Net of taxes and dissolution expenses, the per-share redemption price for the Public Shares is expected to be approximately $10.188 (the “Redemption Amount”).

The Redemption Amount will be payable to the holders of the Public Shares upon delivery of their shares to the Company’s transfer agent, Continental Stock Transfer & Trust Company. Beneficial owners of Public Shares held in “street name,” however, will not need to take any action in order to receive the Redemption Amount.

The Company’s sponsor and each of its officers and directors have waived, with respect to the Company’s Class B ordinary shares and Class A ordinary shares issued in a private placement in connection with the IPO held by it, her or him, as applicable, any redemption rights it, she or he may have. After February 19, 2023, the Company ceased all operations except for those required to wind up the Company’s business.

The Company expects that Nasdaq will file a Form 25 with the U.S. Securities and Exchange Commission (the “Commission”) in order to delist the Company’s securities. The Company thereafter expects to file a Form 15 with the Commission to terminate the registration of the Company’s securities under the Securities Exchange Act of 1934, as amended.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical fact included in this press release are forward looking statements. When used in this press release, words such as “may,” “should,” “could,” “would,” “anticipate,” “seek,” “believe,” “estimate,” “expect,” “intend” and similar expressions, as they relate to the Company or its management team, identify forward-looking statements. Such statements include, but are not limited to, statements regarding the Company’s intention to redeem all of its outstanding Public Shares, the Company’s cash position or cash held in the Trust Account, the Redemption Amount or the timing when the Company’s Public Shares will be redeemed. Such statements are based on the beliefs of management, as well as assumptions made by, and information currently available to, the Company’s management. Actual results could differ materially from those contemplated by the forward-looking statements as a result of certain factors detailed in the Company’s filings with the SEC. All subsequent written or oral forward-looking statements attributable to the Company or persons acting on its behalf are qualified in their entirety by this paragraph. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company. The Company undertakes no obligation to update these statements for revisions or changes after the date of this press release, except as required by law.

Contact

Kevin C. Reilly

Chief Financial Officer

Phone: (646) 829-9373